Exhibit 99.1
Chart Industries Reports 2018 Third Quarter Results
Atlanta, Georgia - October 18, 2018 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the third quarter ended September 30, 2018. Highlights include:

•
Realigned segmentation to support the announced acquisition of VRV, s.p.a. and its subsidiaries (collectively “VRV”), and divestiture of CAIRE Medical, the oxygen-related products from within the former BioMedical segment.

•
Orders of $264 million grew 21% (3% organically) over the third quarter of 2017 on a continuing operations basis driven by a 28% increase in orders in D&S Eastern Hemisphere, reflecting strength in trailers and standard tanks in the region.

•	Sales of $272 million grew 34% (16%) organically over the third quarter of 2017, on a continuing operations basis.

•
Reported EPS from continuing operations of $0.65 excludes $0.02 of reported EPS from discontinued operations. Adjusted EPS from continuing operations of $0.74 reflects continued margin expansion execution and early 80/20 wins.

•	Increased full year adjusted EPS guidance range to $1.90 to $2.00 on a continuing operations basis.

•
First look at 2019 guidance of revenue of $1.24 to $1.30 billion (16% to 18% growth or 6 to 7% organic growth) and adjusted EPS of $2.40 to $2.75 (assuming closure of VRV and CAIRE deals by the end of the fourth quarter of 2018, and no large LNG project revenue).

During the third quarter of 2018, we announced the completion of our strategic review of the oxygen-related products with a definitive agreement to sell CAIRE Medical to NGK Spark Plug Co., Ltd for $133.5 million, a gain on the sale, and an expected fourth quarter of 2018 close. CAIRE results are shown in the third quarter in discontinued operations. We also announced the signing of a definitive agreement to purchase VRV, a diversified multinational corporation that designs and manufactures pressure equipment serving the Cryogenic and Energy & Petrochemical end markets. Chart has agreed to pay €125 million (approximately $145 million USD, based on September 30,

2018 exchange rates), which will be funded by a combination of Chart’s available cash on hand and debt under its current credit facility or another financing alternative, and assume the outstanding indebtedness of VRV (approximately €70 million or approximately $81 million USD based on September 30, 2018 exchange rates). The VRV acquisition is expected to add initial annual net sales of $120 million, achieve significant cost synergies related to operational efficiencies and sourcing, and close in the fourth quarter of 2018.
To support these strategic moves as well as Chart’s expanded focus on geographic expansion outside of North America, we have realigned our segmentation, and now report our results in Energy & Chemicals (“E&C”), Distribution & Storage Western Hemisphere (the Americas; “D&S West”), and Distribution & Storage Eastern Hemisphere (Europe, Middle East, and Asia including China; “D&S East”). The CryoBiological product line that previously was reported through BioMedical and is not included in the pending sale of CAIRE is reflected in the D&S West segment. We expect these changes will provide improved transparency of business results to our shareholders, better align with Chart’s customer needs, and facilitate our growth strategies through collaboration of global and regional approaches. Additionally, the realignment of our segmentation results in over $2.5 million of annual SG&A savings per year, effective immediately.
Net income from continuing operations for the third quarter of 2018 was $21.5 million or $0.65 per diluted share, excluding $0.7 million of income from discontinued operations net of tax, or $0.02 per diluted share. Third quarter 2018 earnings from continued operations would have been $0.74 per diluted share excluding $2.9 million of transaction-related and restructuring costs. This is an increase of $0.26 of adjusted EPS over the second quarter of 2018 on a continued operations basis, and an increase of $0.17 over the second quarter of 2018 on a pre-discontinued operations basis. The third quarter of 2018 adjusted EPS of $0.74 on a continuing basis compares to $0.22 in the third quarter of 2017, which excludes restructuring and deal-related costs. Further details on the third quarter results, adjustments and our guidance can be found in the attached exhibit to this press release.

The third quarter of 2018 sales of $272.2 million grew 34.3% (16% organically) over the third quarter of 2017, on a continuing operations basis, driven by strength in natural gas processing and U.S. packaged gas. Orders of $263.8 million increased over the third quarter of 2017 by 21.3%, and decreased sequentially from the second quarter of 2018 by 17%. The sequential decrease in orders was driven by three large orders received in the second quarter of 2018 totaling $53 million in E&C from Hudson ($41 million) and D&S West ($12 million). Additionally, five other significant orders in D&S West were received in the second quarter of 2018, totaling $10 million. Even with these difficult sequential comparisons, order levels for the quarter continued the strong intake trend that has been seen over the past seven quarters. D&S East orders of $75.6 million increased over the third quarter of 2017 by 27.6% and sequentially from the second quarter by 11.4%. Both Asia Pacific and Europe experienced strength driven by standard tanks and LNG trailers. Asia Pacific orders were at their highest level since the second quarter of 2015, and European orders were at the highest level since the second quarter of 2008. Macro tailwinds of governmental policy, pollution control, and fuel taxes all drive additional regional opportunities in the East. In E&C, sequentially orders over the second quarter of 2018 orders increased 38% excluding Hudson. This reflects the continued strength in the United States natural gas processing market, where year to date we have sold equipment to 28 cryogenic gas plants in the West Texas Permian and Marcellus Basins. Additionally, in the third quarter, we received $3.3 million of orders for an on-ship boil off gas reliquefaction system. While we do not anticipate large LNG project orders until the first half of 2019, we do expect to receive a small LNG related order (less than $20 million) in the fourth quarter of 2018. IPSMR continues to be well received in the market, and within the quarter, a major oil and gas company completed an initial technical evaluation of Chart IPSMR LNG liquefaction technology. They have indicated that they may consider IPSMR for inclusion to compete in future LNG projects.

Gross profit for the third quarter of 2018 was $82.3 million, or 30.2% of sales from continuing operations. This is a 400 basis point improvement over the second quarter of 2018 gross profit as a percent of sales of 26.2%. The sequential increase in gross margin as a percent of sales was driven by both the D&S West and E&C segments. D&S West sales increased 1.2% sequentially over the second quarter of 2018, while gross margin as a percent of sales increased 510 basis points. Excluding the $3.75 million impact from costs associated with the CryoBiological recall in the second quarter of 2018, D&S West gross margins as a percent of sales increased 190 basis points sequentially, driven by margin improvement in bulk and packaged gas products as well as in the parts, repair and service (“PRS”) business. Margins in bulk, packaged gas and PRS each increased sequentially. E&C gross margin of $26.9 million, or 27.4% of sales, improved sequentially over the second quarter of 2018 gross margin as a percent of sales of 21.1%. The third quarter results reflect improved cost structure and included an unusual fast turn order received within the quarter. We expect E&C gross margin levels to continue at normalized third quarter levels of 24%-25% for the remainder of the year.

“The sequential gross margin as a percent of sales improvement in our continuing operations reflects the execution on our right-sizing efforts that have continued throughout 2018. Coupling those efforts with our recent launch of the 80/20 process in D&S West, we expect further margin expansion in 2019,” said Jill Evanko, Chart’s CEO. “Additionally, the strategic reallocation of capital from the pending sale of CAIRE to the acquisition of VRV will allow us to grow faster than originally forecasted in 2019 and achieve our margin targets earlier in our three-year outlook,”

Selling, general and administrative ("SG&A") expenses for continued operations for the third quarter of 2018 were $45.8 million, inclusive of $2.9 million of transaction and restructuring related costs. SG&A expenses for the second quarter of 2018 were $48.1 million, inclusive of $2.2 million of transaction and restructuring-related costs. The improved SG&A is the result of 2018 restructuring actions.

SEGMENT HIGHLIGHTS

Third quarter 2018 orders in E&C were $84.9 million, a sequential decrease of 31% from the second quarter driven entirely by the two large Hudson orders in the second quarter of 2018. Excluding Hudson, orders were up 38% sequentially, with strong natural gas equipment demand, the reliquefaction order, and the fast turnaround order in the third quarter. This is the sixth quarter in a row with E&C order levels above $60 million, and every quarter of 2018 has been above $84 million. E&C segment sales were $98.1 million ($54.0 million excluding Hudson) with gross margin of $26.9 million, or 27.4% of sales. This is an increase over the second quarter of 2018 gross margin as a percent of sales of 21.1%. Our $24 million capital expansion for additional capacity in our Brazed Aluminum Heat Exchanger facility in La Crosse, Wisconsin is complete as of October 1, 2018, and we are able to handle the capacity required for our expected 2019 larger LNG related equipment orders.

D&S West sales of $119.0 million increased 19.5% over the third quarter of 2017, and 1.2% sequentially over the second quarter of 2018 driven by continued strength in U.S. packaged gas, and strong execution on shipping bulk gas backlog. Gross margin as a percent of sales of 37.6% in the third quarter of 2018 compares to 32.5% in the second quarter of 2018 and 37.1% in the third quarter of 2017. The second quarter of 2018 included $3.75 million of costs associated with the aluminum cryobiological recall, and excluding that, gross margin as a percent of sales would have been 35.7%. The sequential gross margin improvement was driven by the flow through of pricing actions taken earlier in 2018, and production efficiencies in bulk gas, packaged gas and PRS.

D&S East orders of $75.6 million increased over the third quarter of 2017 by 27.6% and sequentially from the second quarter by 11.4%, driven by all regions within the segment. D&S East sales of $56.8 are down $5.6 million from the second quarter of 2018. The decline was driven by the timing of large project shipments and milestones in Europe.

OUTLOOK
Our full year 2018 guidance is provided in various scenarios, with specific comparisons included in the attached exhibit to the press release.

•	Prior 2018 guidance (included CAIRE for full year 2018)

◦	Sales guidance was expected to be in the range of $1.20 billion to $1.25 billion.

◦
Full year adjusted earnings per diluted share (non-GAAP) was expected to be in the range of $1.85 to $2.05 per share, on approximately 32.0 million weighted average shares outstanding. This excludes any restructuring costs and transaction-related costs, and assumed continued ownership of all assets for the entire calendar year, and as such was a non-GAAP measure.

◦	Effective tax rate was estimated to be approximately 27% for the full year.

◦	Capital expenditures were expected to be $35 million to $45 million.

•	Current 2018 guidance excluding CAIRE (on a continuing operations basis for the full year). This does not include any VRV information in 2018 and normalizes for the entire year for CAIRE.

◦	Sales guidance is expected to be in the range of $1.06B to $1.10B up from $1.04B to $1.09B (excluding full year CAIRE revenue in both instances).

◦
Full year adjusted earnings per diluted share (non-GAAP) is expected to be in the range of $1.90 to $2.00 per share up from $1.64 to $1.84 per share, on approximately 32.0 million weighted average shares outstanding. This excludes any restructuring costs and transaction-related costs and excludes full year CAIRE adjusted EPS contribution, in both instances.

◦	Full year capital expenditures are expected to be approximately $40 million.

◦	Effective tax rate is anticipated to be 24% for the fourth quarter of 2018.

Our full year 2019 guidance assumes that both the divestiture of CAIRE and the acquisition of VRV close in the fourth quarter of 2018, and assumes no large LNG project revenue in 2019. Sales guidance is expected to be in the range of $1.24 billion to $1.30 billion for the full year of 2019, or 16% to 18% of growth (6% to 7% organic growth). We expect full year adjusted earnings per diluted share (non-GAAP) to be in the range of $2.40 to $2.75 per share, on approximately 32.0 million weighted average shares outstanding. This excludes any restructuring costs and transaction-related costs, and assumes continued ownership of all assets for the entire calendar year, and as such is a non-GAAP measure. We expect our effective tax rate to be approximately 22%. We expect our capital expenditures for 2019 will be in the range of $30 million to $40 million.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature.  Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements.  Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: those found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully; Chart’s ability to close the VRV acquisition, successfully integrate VRV, and achieve anticipated revenue, earnings and accretion; estimated segment revenues, future revenue, earnings, cash flows, and margin targets and run rates; and Chart’s ability to close the sale of its oxygen-related products business within the BioMedical segment.  The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries.  The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related.  Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America.  For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance.  See the pages at the end of this news release for the reconciliations of adjusted earnings per diluted share, net earnings, adjusted, and free cash flow, the non-GAAP measures included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its third quarter 2018 results on a conference call on Thursday, October 18, 2018 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 4718079. The telephone replay will be available beginning 1:30 p.m. ET, Thursday, October 18, 2018 until 1:30 p.m. ET, Thursday, October 25, 2018.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Executive Officer and Chief Financial Officer
630-418-9403
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2018	September 30, 2017	June 30, 2018	September 30, 2018	September 30, 2017
Sales (1)	$272.2	$202.7	$277.9	$794.2	$573.5
Cost of sales	189.9	144.8	205.1	572.2	415.0
Gross profit	82.3	57.9	72.8	222.0	158.5
Selling, general, and administrative expenses	45.8	48.1	48.1	140.5	133.9
Amortization expense	5.0	2.6	5.1	15.7	7.0
Operating expenses	50.8	50.7	53.2	156.2	140.9
Operating income (1) (2) (3) (4) (5) (6)	31.5	7.2	19.6	65.8	17.6
Other expenses:
Interest expense, net	5.3	4.8	6.2	17.9	13.0
Financing costs amortization	0.3	0.3	0.4	1.0	1.0
Foreign currency (gain) loss and other	(0.3)	1.4	(1.6)	(0.2)	3.1
Other expenses, net	5.3	6.5	5.0	18.7	17.1
Income from continuing operations before income taxes	26.2	0.7	14.6	47.1	0.5
Income tax expense	4.2	0.7	3.9	9.7	0.6
Net income (loss) from continuing operations	22.0	—	10.7	37.4	(0.1)
Income from discontinued operations, net of tax	0.7	2.1	2.4	4.7	2.6
Net Income	22.7	2.1	13.1	42.1	2.5
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.5	0.6	0.8	1.8	1.1
Net income attributable to Chart Industries, Inc.	$22.2	$1.5	$12.3	$40.3	$1.4
Net income (loss) attributable to Chart Industries, Inc.
Income (loss) from continuing operations	$21.5	$(0.6)	$9.9	$35.6	$(1.2)
Income from discontinued operations, net of tax	0.7	2.1	2.4	4.7	2.6
Net income attributable to Chart Industries, Inc.	$22.2	$1.5	$12.3	$40.3	$1.4
Basic earnings (loss) per common share attributable to Chart Industries, Inc.
Income (loss) from continuing operations	$0.70	$(0.02)	$0.32	$1.15	$(0.04)
Income from discontinued operations	0.02	0.07	0.08	0.15	0.08
Net income attributable to Chart Industries, Inc.	$0.72	$0.05	$0.40	$1.30	$0.04
Diluted earnings (loss) per common share attributable to Chart Industries, Inc.
Income (loss) from continuing operations	$0.65	$(0.02)	$0.31	$1.11	$(0.04)
Income from discontinued operations	0.02	0.07	0.07	0.14	0.08
Net income attributable to Chart Industries, Inc.	$0.67	$0.05	$0.38	$1.25	$0.04
Weighted-average number of common shares outstanding:
Basic	31.03	30.76	30.95	30.97	30.73
Diluted (7)	32.95	31.31	32.08	32.14	31.29
_______________

(1)	Includes sales and operating income for Hudson, included in the E&C segment results since the acquisition date, September 20, 2017 as follows:

•	Sales were $44.1 and $6.1 for the three months ended September 30, 2018 and 2017, respectively and $47.5 for the three months ended June 30, 2018.

•	Sales were $134.9 and $6.1 for the nine months ended September 30, 2018 and 2017, respectively.

•	Operating income was $4.3 and $1.2 for the three months ended September 30, 2018 and 2017, respectively, and $6.1 for the three months ended June 30, 2018.

•	Operating income was $14.6 and $1.2 for the nine months ended September 30, 2018 and 2017, respectively.

(2)	Includes depreciation expense of:

•	$6.9, $6.5, and $7.0 for the three months ended September 30, 2018, September 30, 2017, and June 30, 2018, respectively, and

•	$21.1 and $18.2 for the nine months ended September 30, 2018 and 2017, respectively.

(3)	Includes restructuring costs of:

•	$2.0, $2.3, and $0.5 for the three months ended September 30, 2018, September 30, 2017, and June 30, 2018, respectively, and

•	$3.5 and $8.5 for the nine months ended September 30, 2018 and 2017, respectively.

(4)	Includes an expense of $3.8 recorded to cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the nine months ended September 30, 2018.

(5)	Includes transaction-related costs of:

•	$2.0, $7.4, and $0.8 for the three months ended September 30, 2018, September 30, 2017, and June 30, 2018, respectively, and

•	$4.1 and $8.6 for the nine months ended September 30, 2018 and 2017, respectively.

(6)
Includes net severance costs of $0.9 related to headcount reductions associated with the strategic realignment of our segment structure, which includes $1.8 in payroll severance costs partially offset by a $0.9 credit due to related share-based compensation forfeitures for both the three and nine months ended September 30, 2018. Includes net severance costs of $1.4 related to the departure of our former CEO on June 11, 2018, which includes $3.2 in payroll severance costs partially offset by a $1.8 credit due to related share-based compensation forfeitures for the nine months ended September 30, 2018.

(7)
Includes an additional 1.07 and 0.34 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and nine months ended September 30, 2018, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 0.93 and 0.34 for the three and nine months ended September 30, 2018, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2018	September 30, 2017	June 30, 2018	September 30, 2018	September 30, 2017
Net Cash Provided By Operating Activities	$21.2	$19.1	$22.7	$63.6	$14.3
Investing Activities
Acquisition of businesses, net of cash acquired	—	(422.8)	—	(12.5)	(446.0)
Capital expenditures	(8.4)	(6.4)	(12.2)	(26.4)	(21.8)
Proceeds from sale of assets	—	0.2	—	—	0.9
Government grants	0.1	0.1	0.6	0.8	0.4
Net Cash Used In Investing Activities	(8.3)	(428.9)	(11.6)	(38.1)	(466.5)
Financing Activities
Borrowings on revolving credit facilities	123.3	300.0	27.0	188.3	302.2
Repayments on revolving credit facilities	(68.5)	—	(28.0)	(123.3)	(5.1)
Repurchase of convertible notes	(57.1)	—	—	(57.1)	—
Repayments on term loan	—	—	(3.0)	(3.0)	—
Payments for debt issuance costs	—	—	—	(0.2)	—
Proceeds from exercise of stock options	3.6	0.2	0.6	5.4	1.1
Common stock repurchases	(0.1)	(0.2)	(0.1)	(2.4)	(2.0)
Dividend distribution to noncontrolling interest	—	—	(0.4)	(0.4)	—
Net Cash Provided By (Used In) Financing Activities	1.2	300.0	(3.9)	7.3	296.2
DISCONTINUED OPERATIONS
Cash (Used In) Provided By Operating Activities	(2.8)	1.3	1.0	1.5	3.2
Cash Provided By (Used In) Investing Activities	0.3	(0.3)	(0.3)	(0.8)	(1.6)
Cash (Used In) Provided By Discontinued Operations	(2.5)	1.0	0.7	0.7	1.6
Effect of exchange rate changes on cash	(2.9)	1.3	(7.7)	(6.7)	4.9
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	8.7	(107.5)	0.2	26.8	(149.5)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	149.5	240.9	149.3	131.4	282.9
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$158.2	$133.4	$149.5	$158.2	$133.4
_______________

(1)	Includes restricted cash and restricted cash equivalents as follows:

•	$1.0 in other assets at both September 30, 2018 and June 30, 2018,

•	$6.5 ($5.5 in other current assets and $1.0 in other assets) at March 31, 2018, and

•	$8.7 ($7.7 in other current assets and $1.0 in other assets) at both December 31, 2017 and June 30, 2017.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$157.2	$122.6
Accounts receivable, net	177.3	196.4
Inventories, net	188.2	173.7
Other current assets	58.4	74.6
Property, plant, and equipment, net	288.4	285.0
Goodwill	457.2	459.7
Identifiable intangible assets, net	270.3	286.4
Other assets	18.1	21.4
Total assets of discontinued operations	123.4	104.9
TOTAL ASSETS	$1,738.5	$1,724.7

LIABILITIES AND EQUITY
Current liabilities	$281.4	$371.7
Long-term debt	500.5	439.2
Other long-term liabilities	80.8	90.1
Total liabilities of discontinued operations	34.8	18.5
Equity	841.0	805.2
TOTAL LIABILITIES AND EQUITY	$1,738.5	$1,724.7

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2018	September 30, 2017	June 30, 2018	September 30, 2018	September 30, 2017
Sales
Energy & Chemicals (1)	$98.1	$46.6	$100.8	$288.8	$126.5
D&S West	119.0	99.6	117.6	337.2	295.6
D&S East	56.8	63.2	62.4	174.3	166.7
Intersegment eliminations	(1.7)	(6.7)	(2.9)	(6.1)	(15.3)
Consolidated	$272.2	$202.7	$277.9	$794.2	$573.5
Gross Profit
Energy & Chemicals	$26.9	$8.6	$21.3	$67.6	$22.4
D&S West	44.7	37.0	38.2	119.0	105.3
D&S East	11.2	13.7	14.1	37.1	34.4
Intersegment eliminations	(0.5)	(1.4)	(0.8)	(1.7)	(3.6)
Consolidated	$82.3	$57.9	$72.8	$222.0	$158.5
Gross Profit Margin
Energy & Chemicals	27.4%	18.5%	21.1%	23.4%	17.7%
D&S West	37.6%	37.1%	32.5%	35.3%	35.6%
D&S East	19.7%	21.7%	22.6%	21.3%	20.6%
Consolidated	30.2%	28.6%	26.2%	28.0%	27.6%
Operating Income (Loss) (2) (3)
Energy & Chemicals (1)	$12.1	$0.3	$5.9	$20.8	$(2.4)
D&S West	31.9	23.1	23.6	77.7	62.3
D&S East	3.3	5.6	6.6	13.5	11.8
Corporate (5) (6)	(15.3)	(20.4)	(15.7)	(44.5)	(50.5)
Intersegment eliminations	(0.5)	(1.4)	(0.8)	(1.7)	(3.6)
Consolidated	$31.5	$7.2	$19.6	$65.8	$17.6
Operating Margin (Loss)
Energy & Chemicals	12.3%	0.6%	5.9%	7.2%	(1.9)%
D&S West	26.8%	23.2%	20.1%	23.0%	21.1%
D&S East	5.8%	8.9%	10.6%	7.7%	7.1%
Consolidated	11.6%	3.6%	7.1%	8.3%	3.1%
_______________

(1)	Includes sales and operating income for Hudson, included in the E&C segment results since the acquisition date, September 20, 2017 as follows:

•	Sales were $44.1 and $6.1 for the three months ended September 30, 2018 and 2017, respectively and $47.5 for the three months ended June 30, 2018.

•	Sales were $134.9 and $6.1 for the nine months ended September 30, 2018 and 2017, respectively.

•	Operating income was $4.3 and $1.2 for the three months ended September 30, 2018 and 2017, respectively, and $6.1 for the three months ended June 30, 2018.

•	Operating income was $14.6 and $1.2 for the nine months ended September 30, 2018 and 2017, respectively.

(2)	Restructuring costs for the three months ended:

•	September 30, 2018 were $2.0 ($0.1 – E&C, $0.1 – D&S East, and $1.8 – Corporate).

•	September 30, 2017 were $2.3 ($0.2 – E&C, $0.2 – D&S West, $0.5 – D&S East, and $1.4 – Corporate)

•	June 30, 2018 were $0.5 ($0.2 – E&C and $0.3 – D&S East)

(3)	Restructuring costs for the nine months ended:

•	September 30, 2018 were $3.5 ($0.5 – E&C, $0.6 – D&S East, and $2.4 – Corporate)

•	September 30, 2017 were $8.5 ($2.3 – E&C, $0.9 – D&S West, $0.8 – D&S East, and $4.5 – Corporate)

(4)	Includes an expense of $3.8 recorded to cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the nine months ended September 30, 2018.

(5)	Includes transaction-related costs of:

•	$2.0, $7.4, and $0.8 for the three months ended September 30, 2018, September 30, 2017, and June 30, 2018, respectively, and

•	$4.1 and $8.6 for the nine months ended September 30, 2018 and 2017, respectively.

(6)
Includes net severance costs of $0.9 related to headcount reductions associated with the strategic realignment of our segment structure, which includes $1.8 in payroll severance costs partially offset by a $0.9 credit due to related share-based compensation forfeitures for the nine months ended September 30, 2018. Includes net severance costs of $1.4 related to the departure of our former CEO on June 11, 2018, which includes $3.2 in payroll severance costs partially offset by a $1.8 credit due to related share-based compensation forfeitures for the nine months ended September 30, 2018.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	September 30, 2018	September 30, 2017	June 30, 2018
Orders
Energy & Chemicals (1)	$84.9	$65.9	$122.5
D&S West	103.3	92.3	126.9
D&S East	75.6	59.2	67.8
Consolidated	$263.8	$217.4	$317.2

	As of
	September 30, 2018	September 30, 2017	June 30, 2018
Backlog
Energy & Chemicals (2) (3)	$226.0	$234.6	$238.6
D&S West	130.7	111.0	147.2
D&S East	144.8	120.2	128.0
Consolidated	$501.5	$465.8	$513.8
_______________

(1)
E&C orders includes $43.1 and $92.2 in orders related to Hudson for the three months ended September 30, 2018 and June 30, 2018, respectively. Included in our second quarter of 2018 orders was a $28 million order for our Hudson Products air cooled heat exchangers on a large LNG project, as well as a $13 million order for equipment for a natural gas liquids fractionation project.  These orders will ship partially in 2018 and the remainder in 2019.

(2)	E&C backlog as of September 30, 2018 and June 30, 2018 includes $102.0 and $104.3 related to Hudson, respectively.

(3)	Included in the E&C backlog as of September 30, 2018, September 30, 2017, and June 30, 2018 is approximately $40 million related to the previously announced Magnolia LNG order.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS (LOSS) PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	September 30, 2018	September 30, 2017	June 30, 2018
Earnings (loss) per diluted share as reported (U.S. GAAP) – Continuing Operations	$0.65	$(0.02)	$0.31
Aluminum cryobiological tank recall reserve expense (1)	—	—	0.09
Restructuring and transaction-related costs (2)	0.07	0.24	0.04
CEO departure net costs (3)	—	—	0.03
Dilution impact of convertible notes	0.02	—	0.01
Adjusted earnings per diluted share (non-GAAP) – Continuing Operations	$0.74	$0.22	$0.48

	Three Months Ended
	September 30, 2018	September 30, 2017	June 30, 2018
Earnings per diluted share as reported (U.S. GAAP) –Discontinued Operations	$0.02	$0.07	$0.07

	Three Months Ended
	September 30, 2018	September 30, 2017	June 30, 2018
Earnings per diluted share as reported (U.S. GAAP) – Consolidated	$0.67	$0.05	$0.38
Aluminum cryobiological tank recall reserve expense (1)	—	—	0.09
Restructuring and transaction-related costs (2)	0.07	0.24	0.04
CEO departure net costs (3)	—	—	0.03
Dilution impact of convertible notes	0.02	—	0.01
Adjusted earnings per diluted share (non-GAAP) – Consolidated	$0.76	$0.29	$0.55
_______________

(1)	During the three months ended June 30, 2018, we recorded an expense of $3.8 to cost of sales related to the estimated costs of the aluminum cryobiological tank recall.

(2)
During the three months ended September 30, 2018, we recorded net severance costs of $0.9 related to headcount reductions associated with the strategic realignment of our segment structure, which includes $1.8 in payroll severance costs partially offset by a $0.9 credit due to related share-based compensation forfeitures.

(3)
During the three months ended June 30, 2018, we recorded net severance costs of $1.4 related to the departure of our former CEO on June 11, 2018, which includes $3.2 in payroll severance costs partially offset by a $1.8 credit due to related share-based compensation forfeitures.

Adjusted earnings per diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CHART INDUSTRIES, INC., ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Income (loss) from continuing operations attributable to Chart Industries, Inc., as reported (U.S. GAAP)	$21.5	$(0.6)	$35.6	$(1.2)
Interest accretion of convertible notes discount	2.3	3.4	7.3	10.0
Employee share-based compensation expense	0.5	1.4	3.5	9.1
Financing costs amortization	0.3	0.3	1.0	1.0
Unrealized foreign currency transaction (gain) loss	(0.2)	—	(1.0)	0.2
Other non-cash operating activities	1.3	1.3	1.3	1.0
Income from continuing operations attributable to Chart Industries, Inc., adjusted (non-GAAP)	$26.9	$8.5	$54.2	$23.8
_______________
Income from continuing operations attributable to Chart Industries, Inc., adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that Income from continuing operations attributable to Chart Industries, Inc., adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities from continuing operations	$21.2	$19.1	$63.6	$14.3
Capital expenditures from continuing operations	(8.4)	(6.4)	(26.4)	(21.8)
Free cash flow (non-GAAP)	$12.8	$12.7	$37.2	$(7.5)
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.